The Parking REIT Receives $20 Million Equity Investment and Acquires Two Parking Garages

CINCINNATI--(BUSINESS WIRE)-- The Parking REIT, Inc. (“The Parking REIT” or the “Company”) announced today that it has closed on a $20 million equity investment with a related party investor. The transaction terms are similar to the transaction the Company completed on August 25, 2021. The Company deployed the capital from this growth investment to acquire two parking garages in Miami, FL and Denver, CO for an aggregate purchase price of approximately $20 million. The Company expects the acquisitions to be accretive to Adjusted Funds From Operations (“AFFO”).

"We are excited about this additional equity commitment, which provides necessary capital to continue executing on our ambitious growth strategy, while also demonstrating strong support from a strategic institutional investor,” said Stephanie Hogue, President of The Parking REIT. "In the last six weeks, we completed two acquisitions that expanded our geographic footprint in two large and growing markets, Miami and Denver," Ms. Hogue added.

“We see brighter days ahead for The Parking REIT, following the close of the transaction in late-August,” Chief Executive Officer, Manuel Chavez, III stated. “Our acquisition pipeline is robust and we expect to execute on additional growth opportunities as we position The Parking REIT towards a potential public listing on a national securities exchange.”

As consideration for their cash contribution of $20 million, MVP REIT II Operating Partnership, L.P., the operating partnership of the Company (the “Operating Partnership”), issued to the investor (a) 1,702,128 newly-issued common units of limited partnership of (such units, the “OP Units”); and (b) 425,532 newly-issued Class A units of limited partnership of the Operating Partnership which entitle the investor to purchase up to 425,532 additional OP Units (the “Additional OP Units”) following a liquidity event at an exercise price of $11.75 per Additional OP Unit.

About The Parking REIT

The Parking REIT, Inc. is a publicly registered, non-traded real estate investment trust (“REIT”) that invests in a portfolio of parking facilities located throughout the United States and Canada. We focus our investments primarily on parking lots, parking garages and other parking structures. For more information, visit http://www.theparkingreit.com. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not part of, this press release.

Forward Looking Statements

The statements in this press release related to Company’s anticipated future performance, growth and activities constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management’s current expectations as of the date of this press release, and are subject to certain risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Actual results could differ materially from those expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to those certain risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statements.

Contacts

Investor Relations

icrparking@icrinc.com

Source: The Parking REIT, Inc.